UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2015 (February 25, 2015)

RENTECH, INC.

(Exact name of registrant as specified in its charter)

Colorado	001-15795	84-0957421
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

10877 Wilshire Boulevard, 10th Floor Los Angeles, California	90024
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (310) 571-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement.

On February 25, 2015 Rentech, Inc. (the “Company”) entered into an amendment (the “Amendment”) to the Agreement for Sale and Purchase of Biomass, dated May 1, 2013 (the “Drax Agreement”) between Drax Power Limited (“Drax”) and Rentech’s wholly owned, indirect subsidiary, RTK WP Canada, ULC. The Amendment cancels all pellet deliveries in 2014 and reduces the required volume of wood pellets to be delivered to Drax in 2015 to 240,000 tonnes. In exchange for the cancelled deliveries and reduced volume commitments, we will pay Drax a penalty of approximately US$170,000 upon signing the Amendment, and provide price reductions totaling approximately US$.9 million on pellet shipments made to Drax in 2015. In the event such shipments are not made, the price reductions will become cash penalties payable to Drax, in addition to other penalties that may be due under the Drax Agreement for such failed deliveries. Also, portions of the original 2015 pellet deliveries are being pushed to future years at 2015 pricing, which is expected to be lower than pricing under the terms of the contract in those future years.

This Current Report on Form 8-K contains only a summary of certain provisions of the Amendment and does not purport to be a complete summary of the Amendment. For further descriptions of the original document that has been amended as described above, please see the Quarterly Report on Form 10-Q filed by the Company on August 8, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENTECH, INC.

Date: March 3, 2015	By:	/s/ Colin M. Morris
Colin M. Morris
Senior Vice President and General Counsel